SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 10, 2009

Intelligroup, Inc.

(Exact Name of Registrant as Specified in Charter)

New Jersey	0-20943	11-2880025

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

5 Independence Way, Suite 220
Princeton, New Jersey	08540

(Address of Principal Executive Offices)	(Zip Code)

(646) 810-7400

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective December 10, 2009, Intelligroup Asia Pvt. Ltd. (“IGA”), which is a wholly-controlled subsidiary of Intelligroup, Inc. (the “Company”) entered into an agreement to lease additional premises for certain of the Company’s India operations (the “Lease”) from ILABS Hyderabad Technology Center Pvt. Ltd. (“iLabs”), a party with which two members of the Company’s Board of Directors are affiliated (as previously disclosed). The terms of the Lease provide for, among other things: (1) a minimum lease period of 3 years with an option for two three-year renewal periods; (2) monthly rent in the amount of 499,800 Indian rupees (approximately $10,704), subject to fifteen percent (15%) escalation upon each renewal period; (2) payment of a security deposit equivalent to four (4) months’ rent in the amount of 1,999,200 Indian rupees (approximately $42,814), subject to fifteen percent (15%) escalation; and (3) monthly operations and maintenance fees of 96,285 Indian rupees (approximately $2,062).

Under the Lease, IGA is subject to a Lock-in Period (as defined in the Lease) for the initial term of the Lease, except for a termination in connection with iLABs’ breach, an eminent domain event (as set forth in the Lease) or a force majeure event (as set forth in the Lease). If IGA terminates the Lease during the Lock-in Period, IGA shall be responsible for any rent payments for the remaining term of the Lease during the Lock-in Period. The total amount of rent due during the Lock-in Period is 17,992,800 (approximately $385,326).

The foregoing description of the terms of the Lease is qualified in its entirety by reference to such Lease, which is filed herewith as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1 – Lease agreement, dated December 10, 2009, between Intelligroup Asia Pvt Ltd. and I Labs Hyderabad Technology Center Pvt. Ltd.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INTELLIGROUP, INC.

By: /s/ Alok Bajpai
Name:	Alok Bajpai
Title:	Chief Financial Officer

Date: December 15, 2009